Exhibit 99.1

December 21, 2004

Chesapeake Corporation Announces Final Results of

Tender Offer and Consent Solicitation for

7.20% Debentures Due March 15, 2005

RICHMOND, Va. - Chesapeake Corporation (NYSE: CSK) today announced the expiration of its previously announced cash tender offer to purchase any and all of its outstanding $85.0 million aggregate principal amount of 7.20% Debentures due March 15, 2005 (CUSIP #165159AF1) and solicitation of consents to proposed amendments to the indenture governing the debentures.

In conjunction with the cash tender offer, Chesapeake accepted for payment a total of approximately $66.8 million principal amount of the debentures, or 78.5% of the debentures outstanding, that were validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on December 20, 2004.

The percentage of consents received during the offer exceeded the requisite consents needed to amend the indenture governing the debentures. Chesapeake and The Bank of New York, the trustee under the indenture, have executed a supplemental indenture to effect the proposed amendments. The amendments eliminate the principal restrictive covenants in the indenture and permit satisfaction and discharge of any debentures not tendered in the offer.

Chesapeake engaged Banc of America Securities LLC to act as the exclusive dealer manager and solicitation agent in connection with the offer.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Virginia. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 6,100 people worldwide.

This news release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations affecting the environment; interest rates; fluctuations in foreign exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.